Exhibit 99.1

Priceline.com Announces Proposed $500 Million Private Offering of Convertible Senior Notes and Authorization to Repurchase Shares of Common Stock.

NORWALK, Conn.—(PRNewswire)—March 4, 2010—Priceline.com Incorporated (Nasdaq: PCLN) announced today its intention to offer, subject to market and other conditions, up to $500 million principal amount of Convertible Senior Notes due 2015 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of priceline.com common stock and/or cash at the Company’s election for the conversion value above the principal amount, if any.

The interest rate, conversion rate and other terms of the notes will be determined by negotiations between priceline.com and the initial purchasers of the notes. Priceline.com expects to grant the initial purchasers a 30-day option to purchase up to $75 million principal amount of additional Convertible Senior Notes due 2015 solely to cover over-allotments.

Priceline.com plans to use the net proceeds from the offering of the notes to repurchase up to $100 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through one or more of the initial purchasers of the notes or their respective affiliates, concurrently with the offering.  The net proceeds will also be used for general corporate purposes, which may include repurchasing shares of priceline.com common stock in the open market or in privately negotiated transactions from time to time, repaying outstanding debt and corporate acquisitions.

In connection with the proposed note offering, priceline.com’s Board of Directors authorized the repurchase of up to $500 million of priceline.com’s common stock, including up to $100 million of common stock to be repurchased concurrently with the offering.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any priceline.com common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

CONTACT: priceline.com Incorporated

Brian Ek

brian.ek@priceline.com

SOURCE: priceline.com Incorporated